UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Magellan Midstream Partners, L.P.

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Magellan Midstream Partners, L.P.

On February 24, 2020, Magellan Midstream Partners, L.P. (the "Partnership") filed a definitive proxy statement (the "Proxy Statement") with the Securities and Exchange Commission in connection with its 2020 Annual Meeting of Limited Partners to be held on April 23, 2020 (the "Annual Meeting"). On April 7, 2020, the Partnership issued a press release concerning a virtual meeting format for the Annual Meeting. The Partnership is providing this supplement to broadly disseminate that information.

Magellan Midstream Changes Annual Meeting of Limited Partners to Webcast Event

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that it will host its 2020 annual meeting of limited partners on Thurs., April 23 at 10:00 a.m. Central Time via webcast. Due to the coronavirus pandemic, Magellan changed its previously-planned annual meeting in Tulsa to this webcast event. Unitholders will not be able to attend the annual meeting in person.

Unitholders of record at the close of business on Feb. 24, 2020 are entitled to participate in and vote at the annual meeting. The virtual annual meeting will be held at www.meetingcenter.io/218032134.

To access the event, unitholders must enter the password MMP2020 and a Computershare-issued control number.  Unitholders that are registered through Computershare, the partnership’s transfer agent, can find the control number on the notice they previously received.  Unitholders that hold their Magellan units through a broker, bank or other nominee must register with Computershare in advance to attend the virtual annual meeting. To register, the unitholder must contact their broker, bank or other nominee to request proof of ownership via a “legal proxy” and submit the legal proxy, along with the unitholder’s name and email address, to Computershare at legalproxy@computershare.com by 4:00 p.m. Central Time on April 17.  The unitholder will then receive an email response from Computershare to confirm registration and provide a control number for participation in the virtual annual meeting.

Once admitted to the meeting, unitholders will be able to submit questions electronically and vote by following the instructions on the meeting website. All unitholders are encouraged to vote and submit proxies in advance of the annual meeting by one of the methods described in the annual meeting proxy materials previously made available. The proxy materials contain important information about the matters on which unitholders are being asked to vote. Unitholders are also encouraged to submit proxies as early as possible to avoid processing delays. The proxy card included with the annual meeting proxy materials may still be used to vote units in connection with the annual meeting.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 100 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

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Except for statements of historical fact, this news release constitutes forward-looking statements as defined by federal law. Although management of Magellan Midstream Partners, L.P. believes such statements are based on reasonable assumptions, such statements necessarily involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different. Factors that could lead to material changes in performance are described in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2019 and subsequent reports on Form 8-K. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, especially under the headings “Risk Factors” and “Forward-Looking Statements.” Forward-looking statements made by the partnership in this release are based only on information currently known, and the partnership undertakes no obligation to revise its forward-looking statements to reflect future events or circumstances.

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Except as described above, this supplement to the Proxy Statement does not modify, amend, supplement or otherwise affect the Proxy Statement. This additional proxy material should be read with the Proxy Statement, and, from and after the date of this additional proxy material, any references to the “Proxy Statement” shall be deemed to include the Proxy Statement as revised hereby.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.